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                                                                     EXHIBIT 5.1

                        [COOLEY GODWARD LLP LETTERHEAD]

September 8, 2000

InterMune Pharmaceuticals, Inc.
1710 Gilbreth Street, Suite 301
Palo Alto, CA 94301

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by InterMune Pharmaceuticals, Inc. (the "Company") of a Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") covering registration for resale of up to two million (2,000,000) shares of Common Stock (the "Common Stock").

In connection with this opinion, we have examined and relied upon the Registration Statement, the Company's Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the resolutions adopted by the Board of Directors of the Company at a meeting on August 9, 2000 and at a meeting on August 10, 2000, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Common Stock is validly issued, fully paid and nonassessable.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included on the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

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By:  /s/ LAURA A. BEREZIN
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     Laura A. Berezin
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